Exhibit 99.2

Fluor Corporation	Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR CORPORATION ANNOUNCES EXPIRATION OF CASH TENDER OFFER FOR ITS 3.500% SENIOR NOTES DUE 2024

IRVING, Texas (August  14, 2023) - Fluor Corporation (NYSE: FLR) (“Fluor” or the “Company”) today announced the expiration of its cash tender offer to purchase (the “Offer”) any and all of the outstanding 3.500% Senior Notes due 2024 (the “2024 Notes”). The tender offer described herein was made on the terms and conditions set forth in the Offer to Purchase, dated August 7, 2023 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase. The tender offer expired at 5:00 p.m., New York City time, on August 11, 2023 (the “Expiration Date”). The settlement date for the Offer will be on or about August 16, 2023 (the “Settlement Date”).

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According to information provided by D.F. King & Co., Inc., $114,770,000 aggregate principal amount of the 2024 Notes were validly tendered prior to or at the Expiration Date and not validly withdrawn. In addition, $149,000 aggregate principal amount of the 2024 Notes were tendered pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase (the “Guaranteed Delivery Procedures”) and remain subject to the Holders’ performance of the delivery requirements under such procedures. The table below provides certain information about the tender offer, including the aggregate principal amount of the 2024 Notes validly tendered and not validly withdrawn prior to the Expiration Date and the aggregate principal amount of 2024 Notes reflected in Notices of Guaranteed Delivery delivered at or prior to the Expiration Date.

The Company plans to accept for purchase $114,770,000 combined aggregate principal amount of 2024 Notes under the tender offer (excluding 2024 Notes delivered pursuant to the Guaranteed Delivery Procedures).

Series of Notes	CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered (1)	Principal Amount Reflected in Notices of Guaranteed Delivery
3.500% Senior Notes due 2024	343412AC6 / US343412AC69	$381,014,000	$114,770,000	$149,000

(1) The amounts exclude the principal amount of 2024 Notes for which Holders have complied with certain procedures applicable to guaranteed delivery pursuant to the Guaranteed Delivery Procedures. Such amounts remain subject to the Guaranteed Delivery Procedures. 2024 Notes tendered pursuant to the Guaranteed Delivery Procedures are required to be tendered at or prior to 5:00 p.m., New York City time, on August 15, 2023. Holders of 2024 Notes must validly tender and not validly withdraw their 2024 Notes, or submit a Notice of Guaranteed Delivery and comply with the related procedures, prior to the Expiration Date in order to be eligible to receive $975.03 in cash for each $1,000 principal amount of the 2024 Notes on the Settlement Date (the “Consideration”). In addition to the Consideration, Holders whose 2024 Notes are accepted for purchase will receive a cash payment representing the accrued and unpaid interest on such 2024 Notes from the last interest payment date up to, but not including, the Settlement Date. Interest will cease to accrue on the Settlement Date for all accepted 2024 Notes, including those tendered through the Guaranteed Delivery Procedures.

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The Company retained BofA Securities, BNP Paribas Securities Corp. and Wells Fargo Securities to act as the dealer managers and D.F. King & Co., Inc. to act as the tender and information agent for the tender offer. For additional information regarding the terms of the tender offer, please contact BofA Securities at +1 (888) 292-0070 (toll-free) or debt_advisory@bofa.com, BNP Paribas Securities Corp. at +1 (888) 210-4358 (toll-free) or dl.us.liability.management@us.bnpparibas.com, or Wells Fargo Securities at +1 (866) 309-6316 (toll-free) or liabilitymanagement@wellsfargo.com. Requests for copies of the Offer to Purchase and questions regarding the tendering of 2024 Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 791-3319 (all others, toll-free) or email fluor@dfking.com. The Offer to Purchase, and the related Notice of Guaranteed Delivery can be accessed at the following link: www.dfking.com/fluor.

None of the Company, the Dealer Managers, the Tender and Information Agent or the trustee (nor any director, officer, employee, agent or affiliate of, any such person) makes any recommendation whether Holders should tender or refrain from tendering 2024 Notes in the Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their 2024 Notes and, if so, the principal amount of the 2024 Notes to tender.

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This news release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is only being made pursuant to the Offer to Purchase. Holders of the 2024 Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the Offer.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 40,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $13.7 billion in 2022 and is ranked 303 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years.

Forward-Looking Statements

This release may contain forward-looking statements (including without limitation information concerning the terms and timing for completion of the Offer and the expected settlement date thereof and statements to the effect that the Company or its management “will,” “believes,” “expects,” “anticipates,” “plans” or other similar expressions). Actual results may differ materially as a result of a number of factors. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning factors that could affect the Company’s results can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 21, 2023. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

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